EXHIBIT 10.1

AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to Membership Interest Purchase Agreement (this “Amendment”) is entered into as of February 9, 2024 (the “Amendment Date”) by and among Landsea Homes Corporation, a Delaware corporation (“Buyer”), Antares Acquisition, LLC, a Texas limited liability company (the “Company”), and the entities and individuals identified on Schedule A of the Purchase Agreement (each a “Seller” and, collectively, the “Sellers”). Terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Purchase Agreement (as that term is defined below).

BACKGROUND

WHEREAS, Buyer, Company and Sellers have entered into that certain Membership Interest Purchase Agreement dated as of January 8, 2024 (as modified by that certain Side Letter to Purchase Agreement dated January 31, 2024, collectively, the “Purchase Agreement”); and

WHEREAS, Buyer, Company and Sellers desire to amend certain terms of the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AMENDMENT

1.             Background. Subpart (D) of the “Background” section of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“D.          Prior to the execution and delivery of this Agreement, (a) Buyer deposited the non-refundable sum of $500,000.00 (such amount, the “Prior Escrow Deposit”) with First American Title Insurance Company (the “Escrow Agent”) pursuant to that certain Escrow Agreement, dated August 23, 2023, by and among Buyer and the Sellers (the “Prior Escrow Agreement”), which amount has previously been released to Sellers, and (b) Buyer deposited (i) an additional non-refundable sum of $300,000.00 (such amount, the “Existing Escrow Deposit”) with the Escrow Agent pursuant to that certain Escrow Agreement, dated December 14, 2023, by and among Buyer and the Sellers (the “Escrow Agreement”), which amount has previously been released to the Sellers, and (ii) the Purchase Price Deposit (as that term is defined below) with the Escrow Agent pursuant to the Escrow Agreement, which amount has previously been released to the Sellers. Upon the Amendment Date, Buyer has paid the Extension Deposit (as that term is defined below) to the Sellers.”

2.             Closing. Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“1.1         Closing. Subject to the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions), the consummation of the Transaction (the “Closing”) shall take place electronically through an e-mail exchange of fully executed copies of this Agreement and the other Transaction Documents which shall be on or no more than two (2) Business Days after the Outside Closing Date, as such date is elected by Buyer as further provided herein. On or before March 15, 2024, Buyer shall deliver written notice to the Sellers of its election to have the Outside Closing Date be (i) April 1, 2024, or (ii) May 1, 2024 (as so elected, the “Outside Closing Date”). Any such election by Buyer shall be binding upon Buyer and irrevocable. In the event that Buyer shall fail to timely deliver any such election, then the Outside Closing Date shall be April 1, 2024. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”“

3.             Payments at Closing. Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“1.3         Payments at Closing. At the Closing, (i) Buyer will pay, or cause to be paid, to each Seller such Seller’s Pro Rata Portion of the Estimated Closing Date Purchase Price (less the sum of the Purchase Price Deposit, the Prior Escrow Deposit and the Extension Deposit) by wire transfer of immediately available funds, in each case, to each Seller to the account or accounts designated in writing by such Seller. For the avoidance of doubt, the Existing Escrow Deposit was paid as an addition to, and not as part of, the Closing Date Purchase Price, and the Existing Escrow Deposit will not reduce the amount of the Closing Date Purchase Price payable to Sellers hereunder.”

4.              Deposit. Section 1.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“1.5         Deposit.

1.5.1        Purchase Price Deposit. Prior to the date of this Amendment, Buyer caused a non-refundable sum of $5,000,000.00 (such amount, together with any and all interest thereafter earned thereon, the “Purchase Price Deposit”) to be transferred to the account in which the Existing Escrow Deposit was held (the “Purchase Price Escrow Account”), which amount has previously been released to Sellers. Upon the Amendment Date, Buyer has paid to Sellers a sum equal to $15,000,000.00 (the “Extension Deposit”).

1.5.2       Payment of Extension Deposit.

(a)           Following the occurrence of a Qualifying Termination, the Sellers shall provide a written notice to Buyer of the Qualifying Termination, which shall include (i) confirmation that the Sellers have determined that a Qualifying Termination has occurred, (ii) confirmation of the provision of this Agreement by which the Sellers have elected to terminate this Agreement, and (iii) a detailed description of the facts and reasons supporting the Sellers’ determination that a Qualifying Termination has occurred (a “Qualifying Termination Notice”). If Buyer disagrees with the Sellers’ determination that a Qualifying Termination has occurred, Buyer may, within ten (10) Business Days after receipt of the Qualifying Termination Notice (the “Deposit Dispute Window”), deliver a written notice to the Sellers (a “Deposit Dispute Notice”) that includes a detailed written description of each item that Buyer disputes in the Qualifying Termination Notice and the facts and reasons supporting Buyer’s position that a Qualifying Termination has not occurred. If Buyer has delivered a Deposit Dispute Notice within the Deposit Dispute Window, the Extension Deposit shall be either retained by the Sellers, if the Sellers are the prevailing party, or paid by the Sellers to Buyer, if Buyer is the prevailing party (the “Prevailing Party”), in each case, as such (A) is determined by a court of competent jurisdiction, or (B) is agreed among the Parties hereto in writing. If Buyer is the Prevailing Party, the Sellers shall pay the Extension Deposit to Buyer no later than three (3) Business Days following the determination set forth in the prior sentence. The non-Prevailing Party shall reimburse the Prevailing Party for its legal fees and court costs relating to any dispute hereunder no later than three (3) Business Days following written demand delivered by the Prevailing Party to the non-Prevailing Party hereunder.

(b)           The Parties hereby agree that the payment of the Extension Deposit to the Sellers and the recovery of attorneys’ fees and court costs in accordance with Section 1.5.2 shall be the sole and exclusive remedy of the Company, the Sellers and their respective Affiliates and representatives pursuant to this Agreement and any other Transaction Documents executed in connection with the Transaction in the event of a Qualifying Termination, as liquidated damages.

1.5.3       Refund of Extension Deposit. Following the termination of this Agreement other than a Qualifying Termination (a “Release Termination”), Buyer shall deliver written notice to the Sellers, which shall include (i) confirmation that Buyer has determined that a Release Termination has occurred, (ii) confirmation of the provision of this Agreement by which Buyer has elected to terminate this Agreement, and (iii) a detailed description of the facts and reasons supporting Buyer’s determination that a Release Termination has occurred (a “Release Termination Notice”). If Sellers disagree with Buyer’s determination that a Release Termination has occurred, Sellers may, within ten (10) Business Days after receipt of the Release Termination Notice (the “Deposit Release Dispute Window”), deliver a written notice to Buyer (a “Deposit Release Dispute Notice”) that includes a detailed written description of each item that the Sellers dispute in the Release Termination Notice and the facts and reasons supporting Sellers’ position that a Release Termination has not occurred. If Sellers have delivered a Deposit Release Dispute Notice, the Extension Deposit shall be either retained by the Sellers, if the Sellers are the prevailing party, or paid by the Sellers to Buyer, if Buyer is the prevailing party (the “Prevailing RT Party”), in each case, as such (A) is determined by a court of competent jurisdiction, or (B) is agreed among the Parties hereto in writing. If Buyer is the Prevailing RT Party, the Sellers shall pay the Extension Deposit to Buyer no later than three (3) Business Days following the determination set forth in the prior sentence and if Sellers are the Prevailing RT Party, the Sellers shall be entitled to retain the Extension Deposit which shall not be refundable to Buyer under any circumstances. The non-Prevailing RT Party shall reimburse the Prevailing RT Party for its legal fees and court costs relating to any dispute hereunder no later than three (3) Business Days following written demand delivered by the Prevailing RT Party to the non-Prevailing RT Party hereunder.”

5.             Efforts. The language in Section 5.1 of the Purchase Agreement that provides, “Upon the terms and subject to the conditions in this Agreement, each Party will use reasonable best efforts to take all action and to do all things necessary or advisable to consummate and make effective the Transaction as promptly as reasonably practicable following December 31, 2023” is hereby deleted in its entirety and replaced with the following:

“5.1         Efforts. Upon the terms and subject to the conditions in this Agreement, each Party will use reasonable best efforts to take all action and to do all things necessary or advisable to consummate and make effective the Transaction by the Outside Closing Date…”

6.             Conduct of the Business by the Sellers and the Company. The following language is hereby added to the end of Section 5.2 of the Purchase Agreement:

“Notwithstanding as otherwise set forth in this Section 5.2, the Sellers may cause the Company to, without the consent of Buyer, enter into any renewal, extension, or any other modification of the Indebtedness set forth on Section 3.9.1 of the Company Disclosure Schedule to the extent necessary to extend the borrowings thereunder through the Closing, provided that such renewal, extension or other modification does not include any prepayment penalty or require the payment of a prepayment fee, or give rise to any obligations or penalties that would survive the prepayment of such Indebtedness as of the Closing other than customary surviving obligations such as indemnities (each, an “Indebtedness Modification”).”

7.             Public Announcements. The last sentence of Section 5.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Buyer shall provide the Sellers with a reasonable opportunity to review and provide comments to the first press release or other public statement issued by Buyer with respect to the announcement of this Amendment prior to issuing such press release or public statement (and Buyer shall make reasonable accommodation of the comments provided by the Sellers), except to the extent prohibited by applicable Law.”

8.              Non-Compete / Non-Solicitation. The portion of the first sentence of Section 5.9.1 of the Purchase Agreement that provides, “Subject to Section 5.9.4 hereof, for a period from the date of this Agreement until one (1) year after the Closing Date,” is hereby deleted in its entirety and replaced with the following:

“For a period from the date of this Agreement until January 31, 2025,”

9.             Success Bonuses. The Compensation Spreadsheet is hereby amended and restated in its entirety as set forth on the amended Compensation Spreadsheet delivered by Sellers to Buyer on the Amendment Date.

10.            Termination of Agreement.

a.	Section 8.1.5 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“8.1.5 by either Buyer or Sellers, if the Closing does not occur on or before the Outside Closing Date; provided that the right to terminate this Agreement pursuant to this clause will not be available to any Party whose breach of any provision of this Agreement was the primary cause of the failure of the Transaction to be consummated by the Outside Closing Date.”

b.	The following language set forth in the paragraph below Section 8.1.5 of the Purchase Agreement is hereby deleted in its entirety: “Upon a Qualifying Termination of this Agreement the Purchase Price Deposit will be paid to the Company in accordance with Section 1.5.2 hereof.”

11.            Fees and Expenses. Section 9.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“9.1        Fees and Expenses.

(a)	Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated.

(b)	Buyer will reimburse Sellers’ documented, out-of-pocket fees and expenses of legal counsel, accountants and tax professionals incurred by Sellers (collectively, the “Reimbursable Transaction Fees”), in each case, to the account or accounts designated in writing by Sellers within fifteen (15) days following delivery by Sellers to Buyer of a written request for reimbursement, along with copies of underlying invoices relating to, and reasonable supporting documentation in support of, such Reimbursable Transaction Fees, relating to:

i.	the negotiation, drafting, execution or consummation of any Landbank Transaction;

ii.	the negotiation, drafting, execution of this Agreement (and any amendments or waivers thereto) and the consummation of the transactions contemplated herein that are incurred after January 26, 2024;

iii.	the negotiation, drafting, execution or consummation of an Indebtedness Modification entered into by the Company after January 26, 2024;

iv.	any financial audit by the auditors of the Company requested by Buyer; and

v.	the ongoing operations of the Company in the Ordinary Course of Business after January 26, 2024, including but not limited to in connection with any real estate transactions or any pending Proceedings (including, but not limited to, all attorneys’ fees incurred by the Company for legal work performed by Brian Mier and/or Donald Shelton).

(c)	Buyer will reimburse Sellers’ documented, out-of-pocket (i) renewal or extension fees charged by Sellers’ existing lenders related to an Indebtedness Modification, and (ii) renewal or extension fees or premiums charged by Sellers’ existing insurers to extend or renew the Company’s insurance policies existing prior to January 26, 2024, in each case, to the account or accounts designated in writing by Sellers within fifteen (15) days following delivery by Sellers to Buyer of a written request for reimbursement along with copies of underlying invoices relating to, and reasonable supporting documentation in support of, such fees.

(d)	For the avoidance of doubt and notwithstanding as otherwise set forth in the definition of “Transaction Expenses,” the Reimbursable Transaction Fees and the fees set forth in Section 9.1(c) shall be payable as set forth in Section 9.1(b) or Section 9.1(c) and will not be considered “Transaction Expenses.”

For purposes hereof, “Landbank Transaction” shall refer to a financing transaction in which the Company sells certain of its lots included in the Owned Real Property in bulk to a buyer that grants the Company an option to re-acquire such lots, in each case, as requested Buyer.”

12.            Indemnification by Buyer: A new Section 7.2.4 is hereby added to the Purchase Agreement following Section 7.2.3:

“7.2.4 any Landbank Transaction.”

13.            Buyer Representative. A new Section 9.15 is hereby added to the Purchase Agreement following Section 9.14:

“9.15       Buyer irrevocably authorizes and appoints Mike Forsum (the “Buyer Representative”) as Buyer’s representative and attorney-in-fact to act on behalf of Buyer with respect to Buyer’s approval, consent or waiver of rights set forth in this Agreement, and to take any and all actions and make any decisions required or permitted to be taken by Buyer pursuant to this Agreement. The Buyer Representative will be deemed to have consented to any request for consent under this Agreement if a Seller provides the Buyer Representative with a written request for consent, and the Buyer Representative fails to respond to such request or affirmatively declines to consent within three (3) Business Days of receipt of such written request and the provision of all documentation and supporting information to Buyer Representative that is reasonably necessary for Buyer Representative to evaluate such request for consent. In the event that the Buyer Representative is unable to serve as Buyer Representative hereunder then Buyer shall designate a successor Buyer Representative hereunder (which successor Buyer Representative shall be subject to the reasonable approval of the Sellers).”

14.            Exhibit A – Definitions.

a.	The following defined terms set forth in Exhibit A to the Purchase Agreement are hereby amended and restated as set forth below:

i.	The following language is hereby added at the end of the definition of “Transaction Expenses”:

“Transaction Expenses also shall not include any Reimbursable Transaction Fees, which shall be reimbursed to Sellers as set forth in Section 9.1(b) and Section 9.1(c).”

b.	The following defined terms set forth in Exhibit A following the language “Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below,” are hereby added or, as applicable, amended and restated, as set forth below:

“Term	Section”

Buyer Representative	9.15
Extension Deposit	1.5.1
Indebtedness Modification	5.2
Landbank Transaction	9.1
Outside Closing Date	1.1
Prevailing RT Party	1.5.2(a)
Reimbursable Transaction Fees	9.1

15.       Miscellaneous.

a.	Ratification. Except as expressly modified and amended by this Amendment, the Purchase Agreement shall and does remain unmodified and in full force and effect. The Purchase Agreement, as amended by this Amendment, is hereby ratified and affirmed. In the event of a conflict between the terms of this Amendment and the Purchase Agreement, the terms of this Amendment shall control.

b.	Multiple Counterparts; Electronic Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which, together, shall constitute one instrument. For the purposes of this Amendment, an executed facsimile or email counterpart copy (including electronic signature) of this Amendment shall be deemed an original for all purposes and binding upon the parties hereto.

c.	Authority. Each Party hereby represents and warrants that (a) it has authority to enter into this Amendment, (b) the terms, covenants and obligations contained herein are binding upon and enforceable against itself except as may be limited by the Enforceability Exceptions and (c) the execution and delivery of this Amendment does not and will not violate any law, regulation or agreement to which it is subject or a party.

d.	Landbank Transactions. From the Amendment Date through and including the Closing Date, unless Sellers otherwise approve in writing (which approval may be withheld in the sole discretion of Sellers), Buyer and its Affiliates will not enter into any Landbank Transaction involving the Owned Real Property.

e.	Payoff Letters. Buyer agrees and acknowledges that the forms of Payoff Letters (executed forms of which were previously delivered by the Sellers to Buyer) are compliant with the provisions of Section 5.8 of the Agreement and in form and substance satisfactory to Buyer (subject to such updates that are necessary to reflect the updated Closing Date); provided, that the foregoing acknowledgement shall not apply to any Payoff Letter that requires modification as a result of any Indebtedness Modification.

f.	Parties. This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

g.	Agreement. References to the Agreement herein and in the Agreement shall be deemed to refer to the Agreement as the same has been amended by the Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

COMPANY

Antares Acquisition, LLC

By:	/s/ Tommy McAden
Name: Tommy McAden
Title: President

SIGNATURE PAGE TO AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

SELLERS

/s/ Tommy McAden
Tommy McAden

/s/ Lisa McAden
Lisa McAden

McAden Enterprises, Inc.,
a Texas corporation

By:	/s/ Tommy McAden
Name: Tommy McAden
Title: President

SIGNATURE PAGE TO AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

BUYER

Landsea Homes Corporation

By:	/s/ Mike Forsum
Name: Mike Forsum
Title: President and Chief Operating Officer

SIGNATURE PAGE TO AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT